DENNY’S CORPORATION REPORTS RESULTS FOR THIRD QUARTER 2015

- 6.1% Growth in Domestic System-Wide Same-Store Sales -
- Adjusted Net Income per Share* Grows 11.6% -
- Increases Financial Capacity and Flexibility with Amended Credit Facility -
- Plans to Accelerate Share Repurchase Program -

SPARTANBURG, S.C., November 3, 2015 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its third quarter ended September 30, 2015.

Third Quarter Summary

•	Domestic system-wide same-store sales growth of 6.1%, comprised of a 7.0% increase at company restaurants and 5.9% increase at domestic franchised restaurants.

•	Opened nine franchised restaurants including one international location in Dubai.

•	Completed 63 remodels including 13 at company restaurants.

•	Company restaurant margin increased $3.2 million, or 2.6 percentage points.

•	Franchise and licensing margin increased $1.0 million, or 2.2 percentage points.

•	Adjusted EBITDA* of $23.6 million, or 19.0% of total operating revenue, grew 14.4%.

•	Net Income of $9.0 million, or $0.11 per diluted share, increased 7.3%.

•	Adjusted Net Income* of $9.3 million, or $0.11 per diluted share, increased 9.2%.

•	Generated $12.4 million of Free Cash Flow*, which includes acceleration of remodels at company restaurants and the purchase of one franchised restaurant.

•	Allocated $17.7 million to repurchase 1.5 million shares during the quarter.

*
Adjusted Net Income excludes debt refinancing charges, impairment charges and gains on sales of assets and other. Please refer to the historical reconciliation of Net Income to Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Free Cash Flow included in the following tables.

John Miller, President and Chief Executive Officer, stated, “Throughout the third quarter, brand momentum continued as we generated strong same-store sales growth at both franchised and company restaurants. This includes growth in guest traffic over the past year for the system and since 2013 at company restaurants. We are benefiting from the execution of our brand revitalization efforts focused on enhancing our food, service and atmosphere. With only 30% of the system expected to reflect the successful Heritage image by the end of this year, we are thrilled to have the opportunity to build on our progress. We are also encouraged by the results we are realizing from the ongoing investments made in our brand, in our team members and in our company restaurants. Based on our improved operations, we expect to continue to invest in our strategies to further elevate the Denny’s experience, and build on our momentum in the coming years.”

Third Quarter Results

Denny’s total operating revenue grew 5.8% to $123.8 million resulting from growth in both company restaurant sales and franchise and license revenue. Franchise and license revenue grew 0.9% to $34.5 million. Company restaurant sales expanded 7.8% to $89.3 million, primarily due to the increase in same-store sales and the reopening of the Las Vegas Casino Royale restaurant in November 2014.
In the quarter, Denny’s opened nine franchised restaurants, including one international location, and closed five franchised restaurants, bringing the total number of restaurants to 1,700. Domestic system-wide same-store sales grew 6.1%, including a 7.0% increase at company restaurants and a 5.9% increase at domestic franchised restaurants.
Franchise operating margin was $23.9 million, or 69.1% of franchise and license revenue. The $1.0 million improvement was primarily due to an increase in royalties. Company restaurant operating margin increased $3.2 million, or 2.6 percentage points, to $14.2 million, or 15.9% of company restaurant sales, primarily due to the leveraging effect from the growth in same-store sales, partially offset by higher product costs and higher incentive compensation.

Total general and administrative expenses were $16.0 million compared to $13.4 million in the prior year quarter primarily due to increases in share-based compensation and payroll and benefits. Depreciation and amortization expense of $5.4 million increased $0.2 million. Interest expense of $2.3 million was flat compared to the prior year quarter. The provision for income taxes was $3.9 million, reflecting an effective tax rate of 30.1%. Due to the use of net operating loss and tax credit carryforwards, the Company paid $0.8 million in cash taxes during the quarter.

Denny's net income of $9.0 million increased 7.3% compared to prior year quarter net income of $8.3 million, with net income per diluted share of $0.11 growing 9.7% compared to $0.10 per diluted share in the prior year quarter. Adjusted Net Income per Share* grew 11.6% to $0.11 compared to the prior year quarter.

Denny’s generated $12.4 million of Free Cash Flow* in the quarter, after investing $8.4 million on capital expenditures, primarily used to remodel 13 company restaurants and to acquire a franchised restaurant.

Credit Facility Amendment

On October 30, 2015, the Company completed an amendment to its existing revolving credit facility increasing the credit facility to $325 million from $250 million. The maturity date remains March 2020. There was no change to the interest rates for the facility. Borrowings under the credit facility bear a tiered interest rate based, which is based on the Company's consolidated ratio and is currently set at LIBOR plus 150 basis points. Denny’s ended the third quarter with $169.7 million of total debt outstanding, including $150.0 million of borrowings under its revolving credit facility.

Capital Allocation

During the third quarter, the Company repurchased 1.5 million shares for $17.7 million. Through the first three quarters of the year, $38.9 million has been allocated to repurchase 3.5 million shares. Subsequent to the quarter, the Company completed the 10 million share repurchase program announced April 25, 2013. As of October 30, 2015, the Company had approximately $92 million remaining under the $100 million authorized share repurchase program. In addition to open market repurchases or transactions conducted under the terms of a Rule 10b5-1 plan, Denny’s intends to enter into a $50 million accelerated share repurchase program in the near term.

Business Outlook

Mark Wolfinger, Denny's Executive Vice President, Chief Administrative Officer and Chief Financial Officer, commented, “Our continued strong performance has enabled us to grow year-to-date Adjusted Net Income per Share* by 24%. Through the first three quarters, we have generated $35 million of Free Cash Flow*, after remodels and acquisitions, with our year-to-date allocation towards share repurchases exceeding all of 2014. Going forward, we remain focused on enhancing the growth of our highly franchised business with ongoing investments in our company restaurants while also returning value to our shareholders through our share repurchase program.”

The following full year 2015 estimates are based on management’s expectations at this time. A key consideration impacting the Company's outlook for 2015 is having 52 operating weeks in the year compared to 53 operating weeks in 2014.

•	Company same-store sales growth between 6.0% and 6.5% (vs. 5.5% to 6.5%**) with domestic franchise same-store sales growth between 5.2% and 5.7% (vs. 5.0% to 6.0%**).

•	44 to 46 new restaurant openings (vs. 40 to 45**), including four company operated openings in partnership with Kwik TripTM convenience stores, with net restaurant growth of 4 to 8 restaurants.

•	Total operating revenue between $489 and $492 million with franchise and licensing revenue between $137 and $138 million.

•	Company margin between 16.5% and 17.0% with franchise margin between 67.5% and 68.0%, including $10 million in franchise occupancy margin.

•	Total general and administrative expenses between $66 and $67 million (vs. $64 to $67 million**), including approximately $7 million of share-based compensation expense.

•	Adjusted EBITDA* between $86 and $88 million.

•	Depreciation and amortization expense of approximately $21 million.

•	Net interest expense between $9.0 and $9.5 million.

•	Effective income tax rate between 34% and 35% with $5.5 to $6.5 million of cash taxes.

•
Cash capital expenditures between $31 and $33 million (vs. $26 to $28 million**) including completion of approximately 50 remodels at company restaurants, opening of four new company restaurants, acquisition of three franchised restaurants and purchase of real estate.

•	Free Cash Flow* between $40 and $42 million (vs. $44 to $46 million**).

*	Please refer to the historical reconciliation of Net Income to Adjusted Net Income, Adjusted Net Income per Share, Adjusted EBITDA and Free Cash Flow included in the following tables.

**	As announced in Second Quarter 2015 Earnings Release on August 3, 2015.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the third quarter ended September 30, 2015 on its quarterly investor conference call today, Tuesday, November 3, 2015 at 5:00 p.m. Eastern Time.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of September 30, 2015, Denny’s had 1,700 franchised, licensed, and company restaurants around the world with combined sales of $2.7 billion including 109 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile, New Zealand and the United Arab Emirates, and 161 company operated restaurants in the United States. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Kristina Jorge, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	9/30/15	12/31/14
Assets
Current assets
Cash and cash equivalents	$8,601	$3,074
Receivables	13,187	18,059
Assets held for sale	75	—
Current deferred income taxes	23,097	24,310
Other current assets	10,943	10,628
Total current assets	55,903	56,071
Property, net	117,402	109,777
Goodwill	31,898	31,451
Intangible assets, net	46,211	46,278
Noncurrent deferred income taxes	12,247	19,252
Other noncurrent assets	26,046	27,029
Total assets	$289,707	$289,858

Liabilities
Current liabilities
Current maturities of long-term debt	$—	$4,125
Current maturities of capital lease obligations	3,313	3,609
Accounts payable	13,749	13,250
Other current liabilities	57,121	59,432
Total current liabilities	74,183	80,416
Long-term liabilities
Long-term debt, less current maturities	150,000	135,875
Capital lease obligations, less current maturities	16,392	15,204
Other	56,680	56,780
Total long-term liabilities	223,072	207,859
Total liabilities	297,255	288,275

Shareholders' equity
Common stock	1,064	1,058
Paid-in capital	575,506	571,674
Deficit	(411,004)	(438,221)
Accumulated other comprehensive loss, net of tax	(25,846)	(24,602)
Treasury stock	(147,268)	(108,326)
Total shareholders' (deficit) equity	(7,548)	1,583
Total liabilities and shareholders' equity	$289,707	$289,858

Debt Balances
(In thousands)	9/30/15	12/31/14
Credit facility revolver due 2020	$150,000	$—
Credit facility term loan and revolver due 2018	—	140,000
Capital leases	19,705	18,813
Total debt	$169,705	$158,813

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	9/30/15	9/24/14
Revenue:
Company restaurant sales	$89,279	$82,827
Franchise and license revenue	34,499	34,205
Total operating revenue	123,778	117,032
Costs of company restaurant sales	75,090	71,803
Costs of franchise and license revenue	10,649	11,309
General and administrative expenses	16,008	13,439
Depreciation and amortization	5,422	5,185
Operating (gains), losses and other charges, net	886	587
Total operating costs and expenses, net	108,055	102,323
Operating income	15,723	14,709
Interest expense, net	2,327	2,284
Other nonoperating income (expense), net	592	(33)
Net income before income taxes	12,804	12,458
Provision for income taxes	3,854	4,115
Net income	$8,950	$8,343

Basic net income per share	$0.11	$0.10
Diluted net income per share	$0.11	$0.10

Basic weighted average shares outstanding	82,923	85,061
Diluted weighted average shares outstanding	85,056	86,983

Comprehensive income	$5,673	$8,643

General and Administrative Expenses	Quarter Ended
(In thousands)	9/30/15	9/24/14
Share-based compensation	$1,941	$649
Other general and administrative expenses	14,067	12,790
Total general and administrative expenses	$16,008	$13,439

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Three Quarters Ended
(In thousands, except per share amounts)	9/30/15	9/24/14
Revenue:
Company restaurant sales	$263,890	$243,269
Franchise and license revenue	103,378	100,297
Total operating revenue	367,268	343,566
Costs of company restaurant sales	218,718	211,625
Costs of franchise and license revenue	32,843	32,639
General and administrative expenses	49,771	41,623
Depreciation and amortization	15,760	15,704
Operating (gains), losses and other charges, net	1,722	1,049
Total operating costs and expenses, net	318,814	302,640
Operating income	48,454	40,926
Interest expense, net	6,678	6,880
Other nonoperating income (expense), net	538	(465)
Net income before income taxes	41,238	34,511
Provision for income taxes	14,021	11,464
Net income	$27,217	$23,047

Basic net income per share	$0.32	$0.27
Diluted net income per share	$0.32	$0.26

Basic weighted average shares outstanding	83,952	86,882
Diluted weighted average shares outstanding	86,067	88,844

Comprehensive income	$25,973	$22,751

General and Administrative Expenses	Three Quarters Ended
(In thousands)	9/30/15	9/24/14
Share-based compensation	$5,505	$2,993
Other general and administrative expenses	44,266	38,630
Total general and administrative expenses	$49,771	$41,623

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Quarter Ended		Three Quarters Ended
(In thousands)	9/30/15	9/24/14	9/30/15	9/24/14
Net income	$8,950	$8,343	$27,217	$23,047
Provision for income taxes	3,854	4,115	14,021	11,464
Operating (gains), losses and other charges, net	886	587	1,722	1,049
Other nonoperating income (expense), net	592	(33)	538	(465)
Share-based compensation	1,941	649	5,505	2,993
Adjusted Income Before Taxes (1)	$16,223	$13,661	$49,003	$38,088

Interest expense, net	2,327	2,284	6,678	6,880
Depreciation and amortization	5,422	5,185	15,760	15,704
Cash payments for restructuring charges and exit costs	(417)	(541)	(1,216)	(1,557)
Cash payments for share-based compensation	—	—	(3,440)	(1,083)
Adjusted EBITDA (1)	$23,555	$20,589	$66,785	$58,032

Cash interest expense, net	(2,086)	(2,028)	(5,951)	(6,090)
Cash paid for income taxes, net	(756)	(1,430)	(4,916)	(3,070)
Cash paid for capital expenditures	(8,361)	(4,354)	(20,762)	(17,880)
Free Cash Flow (1)	$12,352	$12,777	$35,156	$30,992

Net Income Reconciliation	Quarter Ended		Three Quarters Ended
(In thousands)	9/30/15	9/24/14	9/30/15	9/24/14
Net income	$8,950	$8,343	$27,217	$23,047
Gains on sales of assets and other, net	(23)	(33)	(43)	(74)
Impairment charges	577	320	671	348
Loss on debt refinancing	—	—	293	—
Tax effect (2)	(188)	(95)	(313)	(91)
Adjusted Net Income (1)	$9,316	$8,535	$27,825	$23,230

Diluted weighted-average shares outstanding	85,056	86,983	86,067	88,844

Adjusted Net Income Per Share (1)	$0.11	$0.10	$0.32	$0.26

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the three and nine months ended September 30, 2015 are calculated using the Company's year-to-date effective tax rate of 34.0%. Tax adjustments for the three and nine months ended September 24, 2014 are calculated using the Company's 2014 year-to-date effective tax rate of 33.2%.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	9/30/15		9/24/14
Company restaurant operations: (1)
Company restaurant sales	$89,279	100.0%	$82,827	100.0%
Costs of company restaurant sales:
Product costs	23,289	26.1%	21,364	25.8%
Payroll and benefits	34,249	38.4%	32,507	39.2%
Occupancy	5,164	5.8%	5,418	6.5%
Other operating costs:
Utilities	3,517	3.9%	3,728	4.5%
Repairs and maintenance	1,549	1.7%	1,496	1.8%
Marketing	3,383	3.8%	3,141	3.8%
Other	3,939	4.4%	4,149	5.0%
Total costs of company restaurant sales	$75,090	84.1%	$71,803	86.7%
Company restaurant operating margin (2)	$14,189	15.9%	$11,024	13.3%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$23,922	69.3%	$22,705	66.4%
Initial fees	558	1.6%	391	1.1%
Occupancy revenue	10,019	29.1%	11,109	32.5%
Total franchise and license revenue	$34,499	100.0%	$34,205	100.0%

Costs of franchise and license revenue:
Occupancy costs	$7,620	22.1%	$8,292	24.3%
Other direct costs	3,029	8.8%	3,017	8.8%
Total costs of franchise and license revenue	$10,649	30.9%	$11,309	33.1%
Franchise operating margin (2)	$23,850	69.1%	$22,896	66.9%

Total operating revenue (4)	$123,778	100.0%	$117,032	100.0%
Total costs of operating revenue (4)	85,739	69.3%	83,112	71.0%
Total operating margin (4)(2)	$38,039	30.7%	$33,920	29.0%

Other operating expenses: (4)(2)
General and administrative expenses	$16,008	12.9%	$13,439	11.5%
Depreciation and amortization	5,422	4.4%	5,185	4.4%
Operating gains, losses and other charges, net	886	0.7%	587	0.5%
Total other operating expenses	$22,316	18.0%	$19,211	16.4%

Operating income (4)	$15,723	12.7%	$14,709	12.6%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Three Quarters Ended
(In thousands)	9/30/15		9/24/14
Company restaurant operations: (1)
Company restaurant sales	$263,890	100.0%	$243,269	100.0%
Costs of company restaurant sales:
Product costs	66,609	25.2%	63,274	26.0%
Payroll and benefits	101,118	38.3%	97,584	40.1%
Occupancy	14,972	5.7%	15,445	6.3%
Other operating costs:
Utilities	9,825	3.7%	10,385	4.3%
Repairs and maintenance	4,496	1.7%	4,428	1.8%
Marketing	9,848	3.7%	9,003	3.7%
Other	11,850	4.5%	11,506	4.7%
Total costs of company restaurant sales	$218,718	82.9%	$211,625	87.0%
Company restaurant operating margin (2)	$45,172	17.1%	$31,644	13.0%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$70,859	68.5%	$66,311	66.1%
Initial fees	1,659	1.6%	840	0.9%
Occupancy revenue	30,860	29.9%	33,146	33.0%
Total franchise and license revenue	$103,378	100.0%	$100,297	100.0%

Costs of franchise and license revenue:
Occupancy costs	$23,244	22.5%	$24,773	24.7%
Other direct costs	9,599	9.3%	7,866	7.8%
Total costs of franchise and license revenue	$32,843	31.8%	$32,639	32.5%
Franchise operating margin (2)	$70,535	68.2%	$67,658	67.5%

Total operating revenue (4)	$367,268	100.0%	$343,566	100.0%
Total costs of operating revenue (4)	251,561	68.5%	244,264	71.1%
Total operating margin (4)(2)	$115,707	31.5%	$99,302	28.9%

Other operating expenses: (4)(2)
General and administrative expenses	$49,771	13.6%	$41,623	12.1%
Depreciation and amortization	15,760	4.3%	15,704	4.6%
Operating gains, losses and other charges, net	1,722	0.5%	1,049	0.3%
Total other operating expenses	$67,253	18.3%	$58,376	17.0%

Operating income (4)	$48,454	13.2%	$40,926	11.9%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Three Quarters Ended
(increase vs. prior year)	9/30/15	9/24/14	9/30/15	9/24/14
Company Restaurants	7.0%	4.1%	7.5%	3.7%
Domestic Franchised Restaurants	5.9%	2.1%	6.7%	1.8%
Domestic System-wide Restaurants	6.1%	2.4%	6.8%	2.0%
System-wide Restaurants	5.0%	2.4%	6.0%	1.8%

Average Unit Sales	Quarter Ended		Three Quarters Ended
(In thousands)	9/30/15	9/24/14	9/30/15	9/24/14
Company Restaurants	$563	$519	$1,660	$1,528
Franchised Restaurants	$397	$375	$1,185	$1,097

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units July 1, 2015	160	1,536	1,696
Units Opened	—	9	9
Units Reacquired	1	(1)	—
Units Closed	—	(5)	(5)
Net Change	1	3	4
Ending Units September 30, 2015	161	1,539	1,700

Equivalent Units
Third Quarter 2015	159	1,536	1,695
Third Quarter 2014	159	1,532	1,691
Net Change	—	4	4

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 31, 2014	161	1,541	1,702
Units Opened	—	31	31
Units Reacquired	2	(2)	—
Units Closed	(2)	(31)	(33)
Net Change	—	(2)	(2)
Ending Units September 30, 2015	161	1,539	1,700

Equivalent Units
Year-to-Date 2015	159	1,536	1,695
Year-to-Date 2014	159	1,534	1,693
Net Change	—	2	2